UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2012

Date of report (Date of earliest event reported)

L & L Energy, Inc.

(Exact name of Registrant as Specified in Charter)

Nevada	000-32505	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 200, Seattle WA 98188

                                                                (Address of principal executive offices)                          (Zip Code)

(206) 264-8065

Registrant’s telephone number, including area code

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dennis Bracy tendered his resignation from the Board of Directors on the evening of Sunday August 5, 2012. The following events occurred prior to his resignation:

•         On July 2, 2012 Mr. Bracy enthusiastically indicated his intention to seek re-election to the Board of Directors. (Exhibit 1)

•         On August 5, 2012 the Board convened an important meeting to nominate candidates for Board of Directors for the upcoming Annual General Meeting (AGM). Mr. Bracy did not attend the meeting.

o    During the meeting the Board voted to reduce the number of Board members from 8 to 5. Mr. Bracy voted against the reduction.

o    From 7 candidates from the nominating committee, 5 candidates were selected by the Board for recommendation to the AGM election on the August 31. Mr. Bracy had previously expressed his desire to be re-elected, but was not one of five candidates selected by the Board.

•         Later that night on August 5th, Mr. Bracy sent an email tendering his resignation from the board and did not indicate a disagreement with the company.  His resignation was effective immediately which has a minimal impact since it occurred only 26 days before the expiration of his term on August 31.(Exhibit 2)

•         On August 6th Mr. Bracy sent another email clarifying his first email indicating that he resigned due to a “disagreement with management.” (Exhibit 3) However, he did not indicate any details or the nature of his disagreement.

Mr. Bracy served on the Audit, Nominations, Compensation, and Clean Energy Committees.

Mr. Jincai Yang replaces Mr. Bracy on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L ENERGY, INC.
(Registrant)

Date: August 10, 2012	By:	/s/ Dickson V. Lee
Dickson V. Lee,
Chief Executive Officer